Exhibit 99.1

Contact:	Daniel J. O’Donnell, Secretary	(609) 631-6157 or odonnelld@ynb.com
	Leonardo G. Zangani	(908) 788- 9660 or office@zangani.com
	YNB’s website	www.ynb.com
	Investor Relations website	www.zangani.com

Election Deadline for Yardville National Bancorp Shareholders Is October 18, 2007

Hamilton, N.J. October 4, 2007 –Yardville National Bancorp, (NASDAQ: YANB) today reiterated that the election deadline for Yardville shareholders to make merger consideration elections in connection with the proposed merger with The PNC Financial Services Group, Inc. (NYSE: PNC) is 5 p.m., New York City time, on October 18, 2007.  Yardville shareholders of record wishing to make an election regarding the form of consideration they would prefer to receive must deliver to Computershare, Inc., the exchange agent in the merger, the following: properly completed election forms, together with their stock certificates or a properly completed notice of guaranteed delivery.  These must be received by Computershare by the election deadline of 5 p.m., New York City time, on October 18, 2007.

Yardville shareholders who hold their shares in “street name” may have an election deadline earlier than October 18, 2007. They should carefully review any materials they received from their broker to determine the election deadline applicable to them.

Yardville shareholders are entitled to make an election about the type of merger consideration (cash or shares of PNC common stock) they prefer to receive for each share of Yardville common stock exchanged in the merger.  In each case, such consideration will have a value approximately equal to the sum of (a) 0.2923 multiplied by the average of the closing prices on the New York Stock Exchange for PNC common stock during the five trading days ending the day before the completion of the merger and (b) $14.00.  All elections are subject to the proration procedures provided in the merger agreement. As a result, shareholders who elect to receive entirely cash or entirely PNC common stock may receive a combination of cash and common stock, and shareholders who elect to receive a combination of cash and PNC common stock may receive cash and common stock in a different proportion from what they elected.

Shareholders who do not submit a properly completed election form to Computershare by the election deadline will be deemed to have no preference as to the form of consideration they will receive and will receive cash, PNC shares of common stock or a combination of both, depending on the elections of other Yardville shareholders. After Yardville shareholders have made their elections and tendered their Yardville shares of common stock to Computershare, they will be unable to sell or transfer their shares of Yardville common stock unless they revoke their election prior to the election deadline.

All of the documents necessary to make an election were previously mailed to Yardville shareholders of record on or about September 12, 2007.  Yardville shareholders of record may obtain additional copies of the election documents by contacting the Information Agent, Georgeson Inc., at 1-800-509-1393.  Yardville shareholders who hold their shares in “street name” may obtain additional copies of the election documents by contacting their broker.

A more complete description of the merger consideration and the proration procedures applicable to elections is contained in the proxy statement/prospectus dated August 31, 2007, mailed to Yardville shareholders of record on or about September 5, 2007.  Yardville shareholders are urged to read the proxy statement/prospectus carefully and in its entirety.  Copies of the proxy statement/prospectus may be obtained for free by following the instructions below under “Additional Information About this Transaction.”

The proposed merger remains subject to the expiration of all regulatory waiting periods and the satisfaction of the other conditions contained in the merger agreement.

About Yardville

With $2.56 billion in assets as of June 30, 2007, Yardville serves individuals and small to mid-sized businesses in the dynamic New York City-Philadelphia corridor.  Yardville has a network of 35 branches in Mercer, Hunterdon, Somerset, Middlesex, Burlington, and Ocean counties in New Jersey and Bucks County in Pennsylvania.  Headquartered in Mercer County, Yardville emphasizes commercial lending and offers a broad range of lending, deposit and other financial products and services.  The common stock of YNB, of which there are approximately 11.4 million shares outstanding, is traded on the NASDAQ Global Select Market under the symbol “YANB.”  For more information on YNB please visit our web site at www.ynb.com.

Additional Information About The PNC Merger

Yardville shareholders are urged to read the proxy statement/prospectus regarding the proposed merger of PNC and Yardville, which was first mailed to Yardville shareholders on or about September 5, 2007, because it contains important information.  They may obtain a free copy of the proxy statement/prospectus and other related documents filed by PNC and Yardville with the Securities and Exchange Commission (SEC) at the SEC’s web site at http://www.sec.gov.  In addition, documents filed with the SEC by PNC will be available free of charge from Shareholder Relations at (800) 843-2206.  Documents filed with the SEC by Yardville will be available free of charge from Yardville by contacting Howard N. Hall, Assistant Treasurer's Office, 2465 Kuser Road, Hamilton, NJ 08690 or by calling (609) 631-6223.

The directors, executive officers, and certain other members of management and employees of Yardville are participants in the solicitation of proxies in favor of the merger from the shareholders of Yardville. Information about the directors and executive officers of Yardville is set forth in its Annual Report on Form 10-K filed on March 30, 2007 for the year ended December 31, 2006, as amended by the Form 10-K/A filed on May 10, 2007. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Forward-looking Statements

This press release and other statements made from time to time by Yardville’s management contain express and implied statements relating to Yardville’s future financial condition, results of operations, plans, objectives, performance, and business, which are considered forward-looking statements.  These may include statements that relate to, among other things, profitability, liquidity, adequacy of the allowance for loan losses, plans for growth, interest rate sensitivity, market risk, regulatory compliance, and financial and other goals. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations may not be achieved.  Actual results may differ materially from those expected or implied as a result of certain risks and uncertainties, including, but not limited to: our ability to consummate a planned transaction with PNC; adverse changes in our loan quality and the resulting credit risk-related losses and expenses; levels of our loan origination volume; the results of our efforts to implement our retail strategy and attract core deposits; compliance with laws and regulatory requirements, including our formal agreement with the Office of the Comptroller of the Currency; interest rate changes and other economic conditions; continued relationships with major customers; competition in product offerings and product pricing; adverse changes in the economy that could increase credit-related losses and expenses; adverse changes in the market price of our common stock; and other risks and uncertainties detailed from time to time in our filings with the SEC, as well as other risks and uncertainties detailed from time to time in statements made by our management.  Yardville assumes no obligation to update or supplement forward- looking statements except as may be required by applicable law or regulation.